Exhibit (s)(4)

The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE RIGHTS OFFERINGS]

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated                 , 201 )

EAGLE POINT INCOME COMPANY INC.

Up to              Shares of Common Stock

Issuable Upon Exercise of Rights

to Subscribe for Such Shares

We are an externally managed, non-diversified closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended. Our primary investment objective is to generate high current income, with a secondary objective to generate capital appreciation. We seek to achieve our investment objectives by investing primarily in junior debt tranches of collateralized loan obligations, or “CLOs,” that are collateralized by a portfolio consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. We focus on CLO debt tranches rated “BB” (or its equivalent) by Moody’s Investors Service, Inc., Standard & Poor’s, Fitch Ratings, Inc. and/or other applicable nationally recognized statistical rating organizations. We may also invest in other junior debt tranches of CLOs, senior debt tranches of CLOs and other related securities and instruments. In addition, we may invest up to 20% of our total assets (at the time of investment) in CLO equity securities (primarily via minority ownership positions) and related securities and instruments. We may also invest in other securities and instruments that Eagle Point Income Management LLC believes are consistent with our investment objectives. The CLO securities in which we primarily seek to invest are rated below investment grade or, in the case of CLO equity, are unrated and are considered speculative with respect to timely payment of interest and repayment of principal. Below investment grade and unrated securities are also sometimes referred to as “junk” securities.

We were organized as EP Income Company LLC, a Delaware limited liability company, on September 28, 2018, and converted into a Delaware corporation on October 16, 2018. Eagle Point Income Management LLC, or the “Adviser,” is our investment adviser and manages our investments subject to the supervision of our board of directors. An affiliate of the Adviser, Eagle Point Credit Management LLC, or “Eagle Point Credit Management,” provides investment professionals and other resources to Eagle Point Income Management as Eagle Point Income Management may determine to be reasonably necessary to conduct its operations. The Adviser, collectively with Eagle Point Credit Management, as of June 30, 2019, had $2.8 billion in total assets under management for investment in CLO securities and related investments, including capital commitments that were undrawn as of such date. Eagle Point Administration LLC, an affiliate of the Adviser, or the “Administrator,” serves as our administrator.

We are issuing [transferable/non-transferable] subscription rights to our stockholders of record as of 5:00 p.m., New York City time, on , , or the “record date,” entitling the holders thereof to subscribe for an aggregate of shares of our common stock. Stockholders will receive one right for each outstanding share of common stock owned on the record date. The rights entitle the holders to purchase one new share of common stock for every rights held. [In addition, stockholders on the record date who fully exercise their rights will be entitled to subscribe, subject to the limitations described in this prospectus supplement and subject to allotment, for additional shares that remain unsubscribed as a result of any unexercised rights.] [In addition, any non-record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders, subject to the limitations described in this prospectus supplement and subject to allotment.]

Our common stock is traded on The New York Stock Exchange under the symbol “EIC.” The last reported closing price for our common stock on , 20 was $ per share. [The rights are transferable and will be listed for trading on The New York Stock Exchange under the symbol “ .”]

The subscription price will be [describe means of computing subscription price]. The offer will expire at 5:00 p.m., New York City time, on , 20 , unless extended as described in this prospectus supplement. We, in our sole discretion, may extend the period for exercising the subscription rights. You will have no right to rescind your subscriptions after receipt of your payment of the estimated subscription price except as described in this prospectus supplement.

Shares of common stock of closed-end investment companies frequently trade at a discount to their net asset value. If our shares of common stock trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in this offering.

Investing in our securities involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any securities, you should read the discussion of the principal risks of investing in our rights, which are summarized in “Risk Factors” beginning on page S-16 of this prospectus supplement and on page [•] in the accompanying prospectus.

This prospectus supplement contains important information you should know before investing in our common stock. Please read this prospectus supplement and the accompanying prospectus before you invest and retain them for future reference. We file annual and semi-annual stockholder reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” To obtain this information free of charge or make other inquiries pertaining to us, please visit our website (www.eaglepointincome.com) or call (844) 810-6501 (toll-free). You may also obtain a copy of any information regarding us filed with the SEC from the SEC’s website (www.sec.gov).

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(4)
Estimated subscription price(1)	$	$
Estimated sales load (underwriting discounts and commissions)(2)(3)	$	$
Proceeds to us (before estimated expenses)(1)(3)	$	$

(1)	Estimated on the basis of [describe means of computing subscription price]. See “The Offer—Subscription Price.”
[(2)	In connection with this offering, , the dealer manager for this offering, will receive a fee for its financial advisory, marketing and soliciting services equal to % of the subscription price per share for each share issued pursuant to the exercise of rights[, including pursuant to the over-subscription privilege].]
(3)	Total offering expenses payable by us, excluding sales load, are estimated to be $ . We estimate that net proceeds to us after expenses will be $ assuming all of the rights are exercised at the estimated subscription price.
(4)	Assumes all rights are exercised at the estimated subscription price.

The date of this prospectus supplement is       , 20

As a result of the terms of this offering, stockholders who do not fully exercise their rights will own, upon completion of this offer, a smaller proportional interest in us than they owned prior to the offering. [In addition, because the subscription price per share will likely be less than the net asset value per share, based on our current market price, the offer will likely result in an immediate dilution of net asset value per share for all of our stockholders.] This offering will also cause dilution in the distributions per share we are able to distribute subsequent to completion of the offering. Such dilution is not currently determinable because it is not known how many shares will be subscribed for, what the net asset value or market price of our common stock will be on the expiration date for the offer or what the subscription price will be. If the subscription price per share is substantially less than the current net asset value per share, such dilution could be substantial. Any such dilution will disproportionately affect non-exercising stockholders. [If the subscription price is less than our net asset value per share, then all stockholders will experience a decrease in the net asset value per share held by them, irrespective of whether they exercise all or any portion of their rights]. [See “Risk Factors—Your economic and voting interest in us, as well as your proportionate interest in our net asset value, may be diluted as a result of this rights offering” and “Dilution” in this prospectus supplement for more information.]

IMPORTANT NOTICE REGARDING ELECTRONIC DELIVERY

Beginning in February 2021, as permitted by regulations adopted by the SEC, paper copies of shareholder reports for Eagle Point Income Company Inc. (the “Company”) will no longer be sent by mail, unless you specifically request paper copies of the reports from the Company or from your financial intermediary, such as a broker-dealer or bank. Instead, the reports will be made available on the Company’s website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.

If you already elected to receive shareholder reports electronically, you will not be affected by this change and you do not need to take any action. For shareholder reports and other communications from the Company issued prior to February 2021, you may elect to receive such reports and other communications electronically. If you own shares of the Company through a financial intermediary, you may contact your financial intermediary to elect to receive materials electronically. You may also visit www.fundreports.com or call 1-866-345-5954. If you own shares of the Company directly, you may contact us at 1-844-810-6501.

You may elect to receive all future reports in paper, free of charge. If you own shares of the Company through a financial intermediary, you may contact your financial intermediary to elect to continue to receive paper copies of your shareholder reports after February 2021. You may also visit www.fundreports.com or call 1-866-345-5954. If you make such an election through your financial intermediary, your election to receive reports in paper may apply to all funds held through your financial intermediary. If you own shares of the Company directly, you may contact us at 1-844-810-6501.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the dealer manager has not, authorized any other person to provide you with different information. We are not, and the dealer manager is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement and the information appearing in the accompanying prospectus is accurate only as of the date on its front cover. Our business, financial condition, results of operations, cash flows and prospects may have changed since these dates. We will update these documents to reflect material changes only as required by law. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers are permitted.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in our common stock

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page
[Insert table of contents from base prospectus.]

PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains basic information about this offering. It is not complete and may not contain all the information that is important to a decision to invest in the rights. You should read carefully the more detailed information set forth under “Risk Factors” in this prospectus supplement and beginning on page [•] in the accompanying prospectus and the other information included in this prospectus supplement and the accompanying prospectus. Except where the context suggests otherwise, the terms:

•	The “Company,” “we,” “us” and “our” refer to Eagle Point Income Company Inc., a Delaware corporation or, for periods prior to our conversion to a corporation, EP Income Company LLC, a Delaware limited liability company;

•	“Eagle Point Income Management” and “Adviser” refer to Eagle Point Income Management LLC, a Delaware limited liability company;

•	“Eagle Point Administration” and “Administrator” refer to Eagle Point Administration LLC, a Delaware limited liability company; and

•	“Risk-adjusted returns” refers to the profile of expected asset returns across a range of potential macroeconomic scenarios, and does not imply that a particular strategy or investment should be considered low-risk.

Eagle Point Income Company Inc.

We are an externally managed, non-diversified closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended, or the “1940 Act.” We intend to elect to be treated, and intend to qualify annually, as a regulated investment company, or “RIC,” under Subchapter M of the Internal Revenue Code of 1986, as amended, or the “Code,” beginning with our tax year ended December 31, 2018. We were formed on September 28, 2018 as EP Income Company LLC, a Delaware limited liability company, and converted into a Delaware corporation on October 16, 2018.

Our primary investment objective is to generate high current income, with a secondary objective to generate capital appreciation. We seek to achieve our investment objectives by investing primarily in junior debt tranches of CLOs, that are collateralized by a portfolio consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. We focus on CLO debt tranches rated “BB” (e.g., BB+, BB or BB−, or their equivalent) by Moody’s Investors Service, Inc., or “Moody’s,” Standard & Poor’s, or “S&P,” or Fitch Ratings, Inc., or “Fitch,” and/or other applicable nationally recognized statistical rating organizations. We refer to such debt tranches in this prospectus as “BB-Rated CLO Debt.” We may also invest in other junior debt tranches of CLOs, senior debt tranches of CLOs and other related securities and instruments. In addition, we may invest up to 20% of our total assets (at the time of investment) in CLO equity securities (primarily via minority ownership positions) and related securities and instruments. We may also invest in other securities and instruments that the Adviser believes are consistent with our investment objectives. The amount that we will invest in other securities and instruments, which may include investments in debt and other securities issued by CLOs collateralized by non-U.S. loans or securities of other collective investment vehicles, will vary from time to time and, as such, may constitute a material part of our portfolio on any given date, all as based on the Adviser’s assessment of prevailing market conditions. The CLO securities in which we primarily seek to invest are rated below investment grade or, in the case of CLO equity securities, are unrated and are considered speculative with respect to timely payment of interest and repayment of principal. Below investment grade and unrated securities are also sometimes referred to as “junk” securities.

These investment objectives are not fundamental policies of ours and may be changed by our board of directors without prior approval of our stockholders. See “Business” in the accompanying prospectus.

We pursue a differentiated strategy within the CLO debt market premised upon our Adviser’s strong emphasis on assessing the skill of CLO collateral managers and analyzing the structure of a CLO.

We believe that the Adviser’s Senior Investment Team’s (as defined below) direct and often longstanding relationships with CLO collateral managers and its CLO structural expertise, and the relative scale of the Adviser and its affiliates in the CLO market are competitive advantages as we seek to achieve our investment objectives.

We seek to construct a portfolio of CLO securities that provides varied exposure across several key categories, including:

•	number and investment style of CLO collateral managers; and

•	CLO vintage period.

We believe that we are structured as an efficient vehicle for investors to gain exposure to the types of CLO securities and related investments historically accessed by primarily institutional investors. We believe that our closed-end fund structure allows the Adviser to take a long-term view from a portfolio management perspective without the uncertainty posed by redemptions in an open-end fund structure. As such, the Adviser can focus principally on maximizing long-term risk-adjusted returns for the benefit of stockholders.

Eagle Point Income Management

Eagle Point Income Management, our investment adviser, manages our investments subject to the supervision of our board of directors pursuant to an investment advisory agreement, or the “Investment Advisory Agreement.” An affiliate of the Adviser, Eagle Point Credit Management, provides investment professionals and other resources under a personnel and resources agreement, or the “Personnel and Resources Agreement,” to Eagle Point Income Management as Eagle Point Income Management may determine to be reasonably necessary to the conduct of its operations. An affiliate of the Adviser, Eagle Point Administration, performs, or arranges for the performance of, our required administrative services. For a description of the fees and expenses that we pay to the Adviser and the Administrator, see “The Adviser and the Administrator — Investment Advisory Agreement — Management Fee” and “The Adviser and the Administrator — The Administrator and the Administration Agreement” in the accompanying prospectus.

The Adviser is registered as an investment adviser with the SEC. The Adviser, collectively with Eagle Point Credit Management, which, as of June 30, 2019, had approximately $2.8 billion of total assets under management for investment in CLO securities and related investments, including capital commitments that were undrawn as of such date. Based on Eagle Point Credit Management’s CLO equity assets under management, the Adviser believes that, collectively with Eagle Point Credit Management, it is among the largest CLO equity investors in the market. The Adviser was established in September 2018 and Eagle Point Credit Management was established in 2012. The Adviser is primarily owned by the Trident V Funds (as defined below) through intermediary holding companies. Additionally, Aerie Income LLC, or “Aerie”, a Delaware limited liability company, and an affiliate of Cavello Bay Reinsurance Limited, also indirectly owns a portion of the limited liability company interests in the Adviser. The Senior Investment Team also holds an indirect ownership interest in the Adviser. The Adviser is ultimately governed through intermediary holding companies by a board of managers, or the “Adviser’s Board of Managers,” which includes Mr. Majewski and certain principals of Stone Point Capital LLC, or “Stone Point.” The Adviser’s Board of Managers is also responsible for governance and oversight of certain affiliates of the Adviser, including Eagle Point Credit Management. See “The Adviser and the Administrator” in the accompanying prospectus.

Stone Point is the investment manager of Trident V, L.P. and related investment vehicles, which we refer to collectively as the “Trident V Funds.” Stone Point, an investment adviser registered with the SEC, is a specialized private equity firm focused on the financial services industry. Since its inception, Stone Point (including a predecessor entity) has raised seven private equity funds with aggregate committed capital of approximately $19 billion.

The Adviser’s “Senior Investment Team” is led by Mr. Majewski, Managing Partner of the Adviser, and is also comprised of Daniel W. Ko, Portfolio Manager, and Daniel M. Spinner, Portfolio Manager. The Senior Investment Team is primarily responsible for our day-to-day investment management and the implementation of our investment strategy and process.

Each member of the Senior Investment Team is a CLO industry specialist who has been directly involved in the CLO market for the majority of his career and has built relationships with key market participants, including CLO collateral managers, investment banks and investors. Members of the Senior Investment Team have been involved in the CLO market as:

•	the head of the CLO business at various investment banks;

•	a lead CLO structurer and collateralized debt obligation, or “CDO,” workout specialist at an investment bank;

•	a CLO equity and debt investor;

•	principal investors in CLO collateral management firms; and

•	a lender and mergers and acquisitions adviser to CLO collateral management firms.

We believe that the complementary, yet highly specialized, skill set of each member of the Senior Investment Team provides the Adviser with a competitive advantage in its CLO-focused investment strategy. See “The Adviser and the Administrator — Portfolio Managers” in the accompanying prospectus.

In addition to managing our investments, the Adviser’s affiliates and the members of the Senior Investment Team manage investment accounts for other clients, including Eagle Point Credit Company Inc., or “ECC,” a publicly traded, closed-end management investment company that is registered under the 1940 Act and for which Eagle Point Credit Management serves as investment adviser, privately offered pooled investment vehicles and several institutional separate accounts. Many of these accounts pursue an investment strategy that substantially or partially overlaps with the strategy that we pursue.

CLO Overview

We pursue an investment strategy focused on investing primarily in junior debt tranches of CLOs. The CLOs that we primarily target are securitization vehicles that pool portfolios of primarily below investment grade U.S. senior secured loans. Such pools of underlying assets are often referred to as CLO “collateral.” While the vast majority of the portfolio of most CLOs consists of senior secured loans, many CLOs enable the CLO collateral manager to invest up to 10% of the portfolio in assets that are not first lien senior secured loans, including second lien loans, unsecured loans, senior secured bonds and senior unsecured bonds.

CLOs are generally required to hold a portfolio of assets that is highly diversified by underlying borrower and industry and that is subject to a variety of asset concentration limitations. Most CLOs are non-static, revolving structures that generally allow for reinvestment over a specific period of time (the “reinvestment period”, which is typically up to five years). The terms and covenants of a typical CLO structure are, with certain exceptions, based primarily on the cash flow generated by, and the par value (as opposed to the market price) of, the collateral. These covenants include collateral coverage tests, interest coverage tests and collateral quality tests.

A CLO funds the purchase of a portfolio of primarily senior secured loans via the issuance of CLO equity and debt securities in the form of multiple, primarily floating rate, debt tranches. The CLO debt tranches typically are rated “AAA” (or its equivalent) at the most senior level down to “BB” or “B” (or its equivalent), which is below investment grade, at the junior level by Moody’s, S&P and/or Fitch. The interest rate on the CLO debt tranches is the lowest at the AAA-level and generally increases at each level down the rating scale. The CLO equity tranche is unrated and typically represents approximately 8% to 11% of a CLO’s capital structure. Below investment grade and unrated securities are sometimes referred to as “junk” securities.

The diagram below is for illustrative purposes only. The CLO structure highlighted below is a hypothetical structure intended to depict an average CLO in the market. A minority of CLOs also include a B-rated debt tranche (in which we may invest), and the structure of CLOs in which we invest may otherwise vary from the example set forth below.

CLOs have two priority-of-payment schedules (commonly called “waterfalls”), which are detailed in a CLO’s indenture and which govern how cash generated from a CLO’s underlying collateral is distributed to the CLO’s debt and equity investors. One waterfall (the interest waterfall) applies to interest payments received on a CLO’s underlying collateral. The second waterfall (the principal waterfall) applies to cash generated from principal on the underlying collateral, primarily through loan repayments and the proceeds from loan sales. Through the interest waterfall, any excess interest-related cash flow available after the required quarterly interest payments to CLO debt investors are made and certain CLO expenses (such as administration and collateral management fees) are paid is then distributed to the CLO’s equity investors each quarter, subject to compliance with certain tests. Please see “Business — CLO Overview” in the accompanying prospectus for a more detailed description of a CLO’s typical structure and certain key terms and conditions thereof.

A CLO’s indenture typically requires that the maturity dates of a CLO’s assets (typically five to eight years from the date of issuance of a senior secured loan) be shorter than the maturity date of the CLO’s liabilities (typically 12 to 13 years from the date of issuance). However, CLO investors do face reinvestment risk with respect to a CLO’s underlying portfolio. In addition, in most CLO transactions, CLO debt investors are subject to prepayment risk in that the holders of a majority of the equity tranche can direct a call or refinancing of a CLO, which would cause the CLO’s outstanding CLO debt securities to be repaid at par. See “Risk Factors — Risks Related to Our Investments — We and our investments are subject to reinvestment risk” in the accompanying prospectus.

Investment Opportunity

We seek to achieve our investment objectives by investing primarily in junior debt tranches of CLOs and focus on BB-Rated CLO Debt.

Based on the Senior Investment Team’s experience, we believe that the CLO market has experienced a significant evolution in the buyer base for BB-Rated CLO Debt. Prior to a few years ago, BB-Rated CLO Debt was primarily acquired and traded by hedge funds with a shorter term investment horizon. As of the date of this prospectus, the Adviser believes that a significant amount of the demand for BB-Rated CLO Debt comes from longer term-oriented and sophisticated institutional investors such as asset managers, insurance companies and pension funds. We believe that increased interest in BB-Rated CLO Debt by these categories of institutional investors is driven at least in part by a view that investing in BB-Rated CLO Debt presents an attractive alternative to high-yield bond exposure and a complement to direct exposure to senior secured loans, and suggests that the BB-Rated CLO Debt market is maturing.

We believe that BB-Rated CLO Debt has the following attractive fundamental attributes:

•	Expected protection against rising interest rates: Similar to the senior secured loans that serve as the underlying collateral for CLOs, BB-Rated CLO Debt is a floating rate security that pays interest based on the 3-month London Interbank Offered Rate, or “LIBOR,” plus a spread and, as a result, is expected to have lower interest rate risk than high-yield bonds, which are fixed income securities, in a rising interest rate environment. However, our investments are subject to other forms of interest rate risk. For a discussion of the interest rate risk associated with our investments, see “Risk Factors — Risks Related to Our Investments — We and our investments are subject to interest rate risk” in the accompanying prospectus.

•	Potential for higher returns: Due in part to the relative inefficiency of the BB-Rated CLO Debt market as compared to the markets for senior secured loans and high yield bonds, we believe that BB-Rated CLO Debt offers a potential return that compares favorably to that of senior secured loans and high yield bonds. See “Business — CLO Market Opportunity” in the accompanying prospectus.

•	Potential for lower credit expense: The default rate on BB-Rated CLO Debt for the period from 1996 through 2Q 2018 is 1.5%[1] (or just 0.07% per annum) as compared to 2.7% per annum for senior secured loans (from 1998 through 2Q 2018, the period for which the data is available) and 4.3% per annum for high-yield bonds (from 1996 through 2Q 2018).[2] The Adviser believes that the “self-correcting” structural features associated with CLO structures offer a margin of safety for CLO debt investors and have contributed to the low historical default rate on BB-Rated CLO Debt. See “Business — CLO Market Opportunity” in the accompanying prospectus.

In addition to investing in BB-Rated CLO Debt, we may invest in other junior debt tranches of CLOs, senior debt tranches of CLOs and other related securities and instruments. In addition, we may invest up to 20% of our total assets (at the time of investment) in CLO equity securities (primarily via minority ownership positions) and related securities and instruments. See “Business — CLO Market Opportunity” in the accompanying prospectus.

CLO debt and equity securities are subject to a number of risks as discussed elsewhere in this “Prospectus Summary” section and in more detail in the “Risk Factors” section of this prospectus supplement and beginning on page [•] of the accompanying prospectus.

Our Competitive Advantages

We believe that we are well positioned to take advantage of investment opportunities in CLO securities and related investments due to the following competitive advantages:

•	Specialist in CLO securities. The Adviser focuses exclusively on CLO securities and related investments. Each member of the Senior Investment Team is a CLO specialist who has been involved with the CLO market for the majority of his career and brings a distinct and complementary skill set that the Adviser believes is necessary for our success.

•	Deep CLO structural experience and expertise. Members of the Senior Investment Team have significant experience structuring, valuing and investing in CLOs throughout their careers. The Adviser believes that the initial structuring of a CLO investment is an important contributor to the ultimate risk-adjusted returns, and that experienced and knowledgeable investors can add meaningful value relative to other market participants by identifying investments with more protective and advantageous structures.

•	Methodical investment process. The goal of the Adviser’s investment process is to outperform the CLO market generally over the long term. This process, augmented by the first-hand CLO industry experience of the Senior Investment Team, is designed to be repeatable and is focused on key areas for analysis that the Adviser believes are most relevant to potential future performance. Our Adviser believes that its investment

1        S&P Global Ratings, Default, Transition, and Recovery: 2017 Annual Global Leveraged Loan CLO Default Study and Rating Transitions.

2        Based on the Adviser’s analysis of market data over such periods.

and security selection process, with its strong emphasis on assessing the skill of the CLO collateral manager and analyzing the structure of a CLO, differentiates its approach to investing in CLO securities.

•	Proactive investment sourcing. As specialists in the CLO market, members of the Senior Investment Team have developed relationships with many CLO collateral managers and, as such, the Adviser believes that it and Eagle Point Credit Management are collectively viewed as an important market participant. We believe our Adviser’s and Eagle Point Credit Management’s collective relative size and prominence in the CLO market and the Senior Investment Team’s broad and often longstanding relationships with CLO collateral managers and arranging banks benefit us by enhancing our ability to source investments in their early stages and to secure allocations of CLO debt investments issued in the primary market (the syndications of which can be oversubscribed).

•	Efficient vehicle for gaining exposure to CLO debt securities. We believe that we are structured as an efficient vehicle for investors to gain exposure to the types of CLO securities and related investments historically accessed by primarily institutional investors. We believe our closed-end fund structure allows the Adviser to take a long-term view from a portfolio management perspective without the uncertainty posed by redemptions in an open-end fund structure. As such, the Adviser can focus principally on maximizing long-term risk-adjusted returns for the benefit of stockholders.

Our Structure and Formation Transactions

We were organized as EP Income Company LLC, a Delaware limited liability company, on September 28, 2018 and converted into a Delaware corporation on October 16, 2018. Our initial investment portfolio was contributed to us prior to our registration as an investment company by Cavello Bay Reinsurance Limited, a Bermuda limited company, or “Cavello Bay,” on October 4, 2018 in exchange for 75,052 of our limited liability company units, or “Units.” Cavello Bay is a subsidiary of Enstar Group Limited, or “Enstar.” The Trident V Funds are minority investors in Enstar, directly or indirectly owning less than 10% of the company’s equity securities, and have participated with Enstar in the acquisition of certain insurance businesses. Cavello Bay acquired the contributed investments from a separate subsidiary of Enstar in which the Trident V Funds indirectly hold an interest, StarStone Insurance Bermuda Limited, or “StarStone.” Eagle Point Credit Management was investment adviser to each of Cavello Bay and StarStone during the time periods in which they held these investments. In addition, the Adviser made a capital contribution to us of $100,000 for which it has received 100 Units.

At the time of our conversion into a corporation on October 16, 2018, the Units held by Cavello Bay converted into 3,764,580 shares, or 99.9% of our common stock, and the Units held by the Adviser converted into 5,016 shares, or 0.1% of our common stock, in each case based on our estimated and unaudited NAV calculated as of the date of the conversion and at a price per common stock equal to $20.00, which offering price per common stock the Board, or a duly authorized committee thereof, determined was not below the NAV of our common stock as of the date of such conversion. The shares of our common stock held by Cavello Bay and the Adviser are subject to certain lock-up restrictions.

The following chart reflects our organizational structure and our relationship with the Adviser and the Administrator as of the date of this prospectus:

Financing and Hedging Strategy

Leverage by the Company. We may use leverage to the extent permitted by the 1940 Act. We are permitted to obtain leverage using any form of financial leverage instruments, including funds borrowed from banks or other financial institutions, margin facilities, notes or preferred stock and leverage attributable to reverse repurchase agreements or similar transactions. We currently anticipate incurring leverage in an amount up to approximately 20% of our total assets (as determined immediately after the leverage is incurred) through borrowings under our credit facility or through the issuance of preferred stock or debt securities. Instruments that create leverage are generally considered to be senior securities under the 1940 Act. With respect to senior securities representing indebtedness (i.e., borrowing or deemed borrowing), other than temporary borrowings as defined under the 1940 Act, we are required under current law to have an asset coverage of at least 300%, as measured at the time of borrowing and calculated as the ratio of our total assets (less all liabilities and indebtedness not represented by senior securities) over the aggregate amount of our outstanding senior securities representing indebtedness. With respect to senior securities that are stocks (i.e., shares of preferred stock), we are required under current law to have an asset coverage of at least 200%, as measured at the time of the issuance of any such shares of preferred stock and calculated as the ratio of our total assets (less all liabilities and indebtedness not represented by senior securities) over the aggregate amount of our outstanding senior securities representing indebtedness plus the aggregate liquidation preference of any outstanding shares of preferred stock.

While we anticipate incurring leverage in an amount up to approximately 20% of our total assets (as determined immediately after the leverage is incurred) through borrowings under our credit facility or through the issuance of preferred stock or debt securities, the actual amount of leverage we incur is uncertain from to time, and we may use leverage opportunistically or otherwise choose to deviate from our current expectations. We may use different types or combinations of leveraging instruments at any time based on the Adviser’s assessment of market conditions and the investment environment, including forms of leverage other than preferred stock, debt securities and/or credit facilities. In addition, we may borrow for temporary, emergency or other purposes as permitted under the 1940 Act, which indebtedness would be in addition to the asset coverage ratios described above. By leveraging our investment portfolio, we may create an opportunity for increased net income and capital appreciation. However, the use of leverage also involves significant risks and expenses, which will be borne entirely by the holders of our common stock, and our leverage strategy may not be successful. For example, the more leverage is employed, the more likely a substantial change will occur in our NAV. See “Risk Factors — Risks Related to Our Investments — We may leverage our portfolio, which would magnify the potential for gain or loss on amounts invested and increase the risk of investing in us” in the accompanying prospectus.

Derivative Transactions. We may engage in “Derivative Transactions,” as described below, from time to time. To the extent we engage in Derivative Transactions, we expect to do so to hedge against interest rate, credit and/or other risks, or for other investment or risk management purposes. We may use Derivative Transactions for investment purposes to the extent consistent with our investment objectives if the Adviser deems it appropriate to do so. We may purchase and sell a variety of derivative instruments, including exchange-listed and over-the-counter, or “OTC,” options, futures, options on futures, swaps and similar instruments, various interest rate transactions, such as swaps, caps, floors or collars, and credit transactions and credit default swaps. We also may purchase and sell derivative instruments that combine features of these instruments. Collectively, we refer to these financial management techniques as “Derivative Transactions.” Our use of Derivative Transactions, if any, will generally be deemed to create leverage for us and involves significant risks. No assurance can be given that our strategy and use of derivatives will be successful, and our investment performance could diminish compared with what it would have been if Derivative Transactions were not used. See “Risk Factors — Risks Related to Our Investments — We are subject to risks associated with any hedging or Derivative Transactions in which we participate” in the accompanying prospectus.

Operating and Regulatory Structure

We are an externally managed, non-diversified closed-end management investment company that has registered as an investment company under the 1940 Act. As a registered closed-end management investment company, we are required to meet certain regulatory tests. See “Regulation as a Closed-End Management Investment Company” in the accompanying prospectus. In addition, we intend to elect to be treated, and intend to qualify annually, as a RIC under Subchapter M of the Code, beginning with our tax year ended December 31, 2018.

Our investment activities are managed by the Adviser and supervised by our board of directors. Under the Investment Advisory Agreement, we have agreed to pay the Adviser a management fee based on our “Managed Assets.” “Managed Assets” means our total assets (including assets attributable to our use of leverage) minus the sum of our accrued liabilities (other than liabilities incurred for the purpose of creating leverage). The management fee is calculated monthly based on our Managed Assets at the end of each calendar month and is payable quarterly in arrears. The management fee for any partial month will be pro-rated (based on the number of days actually elapsed at the end of such partial month relative to the total number of days in such calendar month). See “The Adviser and the Administrator — Investment Advisory Agreement — Management Fee” in the accompanying prospectus.

We have also entered into an administration agreement, which we refer to as the “Administration Agreement,” under which we have agreed to reimburse the Administrator for our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement. See “The Adviser and the Administrator — The Administrator and the Administration Agreement” in the accompanying prospectus.

Conflicts of Interest

Our executive officers and directors, and the Adviser and certain of its affiliates and their officers and employees, including the Senior Investment Team, have several conflicts of interest as a result of the other activities in which they engage. The Adviser and the Administrator are affiliated with other entities engaged in the financial services business. In particular, the Adviser and the Administrator are affiliated with Eagle Point Credit Management and Stone Point, and certain members of the Adviser’s Board of Managers are principals of Stone Point. Pursuant to certain management agreements, Stone Point has received delegated authority to act as the investment manager of the Trident V Funds. The Adviser and the Administrator are primarily owned by the Trident V Funds through intermediary holding companies. The Trident V Funds and other private equity funds managed by Stone Point invest in financial services companies. Additionally, Aerie also indirectly owns a portion of the limited liability company interests in the Adviser. Also, under the Personnel and Resources Agreement, Eagle Point Credit Management will make available the personnel and resources, including portfolio managers and investment personnel, to Eagle Point Income Management as Eagle Point Income Management may determine to be reasonably necessary to the conduct of its operations. These relationships may cause the Adviser’s, the Administrator’s and certain of their affiliates’ interests, and the interests of their officers and employees, including the Senior Investment Team, to diverge from our interests and may result in conflicts of interest that may not be foreseen or resolved in a manner that is always or exclusively in our best interest. In addition, an affiliate of the Adviser currently holds a controlling interest in Marble Point Credit Management LLC, or “Marble Point,” which is a CLO collateral manager and manager of other investment vehicles that invest in senior secured loans, CLO securities and other related investments. Our executive officers and directors, as well as other current and potential future affiliated persons, officers and employees of the Adviser and certain of its affiliates, may serve as officers, directors or principals of, or manage the accounts for, other entities, including ECC, with investment strategies that substantially or partially overlap with the strategy that we intend to pursue. Accordingly, they may have obligations to investors in those entities, the fulfillment of which obligations may not be in the best interests of us or our stockholders. The Adviser has entered into, and may in the future enter into additional, business arrangements with certain of our stockholders, including granting indirect ownership in limited liability company interests in the Adviser. In such cases, such stockholders may have an incentive to vote shares held by them in a manner that takes such arrangements into account. As a result of these relationships and separate business activities, the Adviser has conflicts of interest in allocating management time, services and functions among us, other advisory clients and other business activities. See “Conflicts of Interest” in the accompanying prospectus.

In order to address such conflicts of interest, we have adopted a code of ethics under Rule 17j-1 of the 1940 Act. Similarly, the Adviser has separately adopted the “Adviser Code of Ethics.” The Adviser Code of Ethics requires the officers and employees of the Adviser to act in the best interests of the Adviser and its client accounts (including us), act in good faith and in an ethical manner, avoid conflicts of interests with the client accounts to the extent reasonably possible and identify and manage conflicts of interest to the extent that they arise. Personnel subject to each code of ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by us, so long as such investments are made in accordance with the code’s requirements. Our directors and officers, and the officers and employees of the Adviser, are also required to comply with applicable provisions of the U.S. federal securities laws and make prompt reports to supervisory personnel of any actual or suspected violations of law.

Pursuant to the investment allocation policies and procedures of Eagle Point Investment Management and Eagle Point Credit Management, they seek to allocate investment opportunities among accounts in a manner that is fair and equitable over time. In addition, an account managed by the Adviser, such as us, is expected to be considered for the allocation of investment opportunities together with other accounts managed by affiliates of the Adviser, including Eagle Point Credit Management. There is no assurance that such opportunities will be allocated to any particular account equitably in the short-term or that any such account, including us, will be able to participate in all investment opportunities that are suitable for it. See “Conflicts of Interest — Code of Ethics and Compliance Procedures” in the accompanying prospectus.

Co-Investment with Affiliates. In certain instances, we expect to co-invest on a concurrent basis with other accounts managed by certain of the Adviser’s affiliates, subject to compliance with applicable regulations and regulatory guidance and the Adviser’s written allocation procedures. We will be able to rely on the exemptive relief granted by the SEC to Eagle Point Credit Management and certain of its affiliates to participate in certain negotiated co-investments alongside other accounts, including ECC, managed by Eagle Point Credit Management, or certain of its affiliates, subject to certain conditions including (i) that a majority of our directors who have no financial interest in the transaction and a majority of our directors who are not interested persons, as defined in the 1940 Act, approve the co-investment and (ii) the price, terms and conditions of the co-investment are the same for each participant. A copy of the application for exemptive relief, including all of the conditions, and the related order are available on the SEC’s website at www.sec.gov.

Recent Developments

[Insert description of recent developments at the time of the offering.]

Our Corporate Information

Our offices are located at 600 Steamboat Road, Suite 202, Greenwich, CT 06830, and our telephone number is (844) 810-6501.

THE OFFERING

The Offer

We are issuing to stockholders of record, or record date stockholders, on , , or the “record date,” one [transferable/non-transferable] right for each share of our common stock held on the record date. Each holder of the rights, or “rights holder,” is entitled to subscribe for one share of our common stock for every rights held[, which we refer to as the “primary subscription right”]. We will not issue fractional shares of our common stock upon the exercise of rights; accordingly, rights may be exercised only in multiples of        .

[The rights are transferable and will be listed for trading on The New York Stock Exchange, or the “NYSE,” under the symbol “ ”during the course of this offer. See “The Offer.”]

Subscription Price

The subscription price per share will be [describe means of computing subscription price]. [Because the subscription price will be determined on the expiration date, rights holders who decide to acquire shares pursuant to the primary subscription right or pursuant to the over-subscription privilege will not know the actual purchase price of those shares when they make that decision.] See “The Offer—Subscription Price.”

[Over-Subscription Privilege

Record date stockholders who fully exercise all rights issued to them (other than those rights which cannot be exercised because they represent the right to acquire less than one share) are entitled to subscribe for additional shares of our common stock which were not subscribed for by other stockholders, which we refer to as the “remaining shares.” If sufficient remaining shares of our common stock are available, all record date stockholders’ over-subscription requests will be honored in full. In addition, any non-record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro rata allocations. See “The Offer—Over-Subscription Privilege.”]

Purpose of the Offer

Our board of directors has determined that it would be in the best interest of us and our stockholders to increase the capital available for making additional investments, as well as to pay operating expenses, temporarily repay debt and generally enhance our liquidity. We believe that we must have sufficient liquidity available to remain a credible source of capital. The offering will increase the capital available for us to make additional investments. This offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below market without incurring any commission or charge, while providing us access to additional capital resources. In connection with the approval of this rights offering, our board of directors considered, among other things, the following factors:

•	the subscription price relative to the market price and to our net asset value per share, including the likelihood that the subscription price will be below our net asset value per share;

•	the increased capital to be available upon completion of the rights offering for us to make additional investments consistent with our investment objective;

•	the dilution to be experienced by non-exercising stockholders;

•	the dilutive effect the offering will have on the distributions per share we distribute subsequent to completion of the offering;

•	[the terms and expenses in connection with the offering relative to other alternatives for raising capital, including fees payable to the dealer manager;]

•	the size of the offering in relation to the number of shares outstanding;

•	[the fact that the rights will be listed on The New York Stock Exchange during the subscription period;]

•	the general condition of the securities markets; and

•	any impact on operating expenses associated with an increase in capital, including an increase in fees payable to the Adviser.

There can be no assurance of the amount of dilution that a stockholder will experience or that the rights offering will be successful.

[The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of stockholders in the offer, with minimum dilution to non-participating stockholders.]

[The transferable rights will allow non-participating stockholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

We cannot assure you that the current offering will be successful, or that by increasing the amount of our available capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered.

[In determining that this offer is in our best interest and in the best interests of our stockholders, we have retained , the dealer manager for this offer, to provide us with financial advisory, marketing and soliciting services relating to this offer, including advice with respect to the structure, timing and terms of the offer. In this regard, our board of directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed and the experience of the dealer manager in conducting rights offerings.]

[Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our board of directors must determine that each subsequent rights offering is in the best interest of our stockholders. Any such future rights offering will be made in accordance with the 1940 Act.]

[Sale of Rights

The rights are evidenced by a subscription certificate and are transferable until , (or if the offer is extended, until the extended expiration date). The rights will be listed for trading on the NYSE under the symbol “ ”. We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist. However, no assurance can be given that a market for the rights will develop. Trading in the rights on the NYSE may be conducted until close of trading on the NYSE on , (or, if the offer is extended, until the extended expiration date). See “The Offer—Sale of Rights.”]

How to Obtain Subscription Information

•	Contact your broker-dealer, trust company, bank or other nominee where your shares are held, or

•	Contact the information agent, , at . Broker-dealers and nominees may call .

How to Subscribe

•	Deliver a completed subscription certificate and payment to the subscription agent by the expiration date of the rights offering, or

•	If your shares are held in an account with your broker-dealer, trust company, bank or other nominee, which qualifies as an Eligible Guarantor Institution under Rule 17Ad-15 of the Exchange Act, have your Eligible Guarantor Institution deliver a notice of guaranteed delivery to the subscription agent by the expiration date of the rights offering.

Subscription Agent

          will act as the subscription agent in connection with this offer.

Information Agent

          will act as the information agent in connection with this offer. You may contact toll-free with questions at . Broker-dealers and nominees may call .

[Distribution Arrangements

          will act as dealer manager for the offer. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer manager will provide financial advisory services and marketing assistance in connection with the offer and will solicit the exercise of rights and participation in the over-subscription privilege by our stockholders. The offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to % of the subscription price per share for shares issued pursuant to the exercise of rights, including pursuant to the over-subscription privilege. The dealer manager may reallow a portion of its fees to other broker-dealers that have assisted in soliciting the exercise of rights.]

Important Dates to Remember

Record Date
Subscription Period	(1)
Measurement Period for Subscription Price(2)	(1)
Expiration Date	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares(3)	(1)
Deadline for Delivery of Notice of Guaranteed Delivery(3)	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares pursuant to Notice of Guaranteed Delivery	(1)
Confirmations Mailed to Participants	(1)
Final Payment for Shares	(1)

(1)	Unless the offer is extended.

(2)	The subscription price will be [describe means of computing subscription price].

(3)	Participating rights holders must, by the expiration date of the offer (unless the offer is extended), either (1) deliver a subscription certificate and payment for shares or (2) cause to be delivered on their behalf a notice of guaranteed delivery.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in shares of our common stock will bear directly or indirectly. The expenses shown in the table under “Annual Expenses” are estimated based on estimated amounts for our first full year of operations and assume that we incur leverage in an amount equal to 20% of our total assets (as determined immediately after the leverage is incurred). The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown.

Stockholder Transaction Expenses (as a percentage of the offering price):

Sales load	[•]%(1)
Offering expenses	[•]%(2)
Dividend reinvestment plan expenses	[•]%(3)
Total stockholder transaction expenses	[•]%

Annual Expenses (as a percentage of net assets attributable to common stock):

Management fee	[•]%(4)
Interest payments on borrowed funds	[•]%(5)
Other expenses	[•]%
Acquired fund fees and expenses (underlying CLO fees and expenses)	[•]%(6)
Total annual expenses	[•]%

(1)	In the event that the securities to which this prospectus relates are sold to or through underwriters or agents, the related prospectus supplement will disclose the applicable sales load.

(2)	The related prospectus supplement will disclose the estimated amount of total offering expenses (which may include offering expenses borne by third parties on our behalf), the offering price and the offering expenses borne by us as a percentage of the offering price.

(3)	The expenses of administering the DRIP are included in “other expenses.” If a participant elects by written notice to the plan administrator prior to termination of his or her account to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds. See “Dividend Reinvestment Plan” in the accompanying prospectus.

(4)	We have agreed to pay the Adviser as compensation under the Investment Advisory Agreement a management fee at an annual rate of 1.25% which is calculated monthly based on our Managed Assets at the end of each calendar month and payable quarterly in arrears. “Managed Assets” means our total assets (including assets attributable to our use of leverage) minus the sum of our accrued liabilities (other than liabilities incurred for the purpose of creating leverage). Because Managed Assets include our use of leverage, they will typically be greater than our net assets.

The figure shown in the table above reflects our assumption that we incur leverage in an amount equal to 20% of our total assets (as determined immediately after the leverage is incurred). These management fees are indirectly borne by holders of our common stock and are not borne by the holders of preferred stock, if any, or the holders of any other securities that we may issue. See “The Adviser and the Administrator — Investment Advisory Agreement — Management Fee” in the accompanying prospectus.

(5)	Assumes that we incur borrowings in an amount equal to 20% of our total assets (as determined immediately after the leverage is incurred) with an assumed interest rate of 3.76% per annum, based on current market rates.

(6)	Investors will bear indirectly the fees and expenses (including management fees and other operating expenses) of the CLO equity securities in which we invest. CLO collateral manager fees are charged on the total assets of a CLO but are assumed to be paid from the residual cash flows after interest payments to the CLO debt tranches. Therefore, these CLO collateral manager fees (which generally range from 0.35% to 0.50% of a CLO’s total assets) are effectively much higher when allocated only to the CLO equity tranche. The expense figure shown assumes that 15% of our investment portfolio is invested in equity securities of CLOs that pay collateral management fees equal to 0.45% and that have a CLO equity tranche equal to 10% of the CLO’s aggregate principal amount. The calculation does not include any other operating expense ratios of the CLOs, as these amounts are not routinely reported to stockholders on a basis consistent with this methodology; however, it is estimated that additional operating expenses of approximately 0.30% to 0.70% could be incurred. In addition, CLO collateral managers may earn fees based on a percentage of the CLO’s equity cash flows after the CLO equity has earned a cash-on-cash return of its capital and achieved a specified “hurdle” rate.

Example

The following example is furnished in response to the requirements of the SEC and illustrates the various costs and expenses that you would pay, directly or indirectly, on a $1,000 investment in shares of our common stock for the time periods indicated, assuming (1) combined offering expenses payable by us of [•]%, (2) total annual expenses of [•]% of net assets attributable to our common stock and (3) a 5% annual return*:

		1 year		3 years		5 years		10 years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	[•]	$	[•]	$	[•]	$	[•]

*	The example should not be considered a representation of future returns or expenses, and actual returns and expenses may be greater or less than those shown. The example assumes that the estimated “other expenses” set forth in the Annual Expenses table are accurate, and that all dividends and distributions are reinvested at NAV. Our actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

Other Expenses

The Adviser’s investment team, when and to the extent engaged in providing investment advisory and management services, and the compensation and routine overhead expenses of such personnel allocable to such services, are provided and paid for by the Adviser. We will bear all other costs and expenses of our operations and transactions, including:

•	the cost of calculating our NAV (including the cost and expenses of any independent valuation firm or pricing service);

•	interest payable on debt, if any, incurred to finance our investments;

•	fees and expenses incurred by the Adviser or payable to third parties relating to, or associated with, making or disposing of investments, including legal fees and expenses, travel expenses and other fees and expenses incurred by the Adviser or payable to third parties in performing due diligence on prospective investments, monitoring our investments and, if necessary, enforcing our rights;

•	brokerage fees and commissions;

•	federal and state registration fees and exchange listing fees;

•	federal, state and local taxes;

•	costs of offerings or repurchases of our common stock and other securities;

•	the management fee;

•	distributions on shares of our common stock;

•	administration fees payable to the Administrator under the Administration Agreement;

•	direct costs and expenses of administration and operation, including printing, mailing, long distance telephone and staff, including fees payable in connection with outsourced administrative functions;

•	transfer agent and custody fees and expenses;

•	independent director fees and expenses;

•	the costs of any reports, proxy statements or other notices to our stockholders, including printing costs;

•	costs of holding stockholder meetings;

•	litigation, indemnification and other non-recurring or extraordinary expenses;

•	fees and expenses associated with marketing and investor relations efforts;

•	dues, fees and charges of any trade association of which we are a member;

•	fees and expenses associated with independent audits and outside legal costs;

•	fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;

•	costs associated with our reporting and compliance obligations under the 1940 Act and applicable U.S. federal and state securities laws; and

•	all other expenses reasonably incurred by us or the Administrator in connection with administering our business, such as the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including rent, the fees and expenses associated with performing compliance functions, and our allocable portion of the costs of compensation and related expenses of our Chief Compliance Officer, Chief Financial Officer, Chief Operating Officer and their respective support staff.

RISK FACTORS

Before you invest in our securities, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set out below and under the heading “Risk Factors” in the accompanying prospectus are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us might also impair our operations and performance. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the price of our securities could decline, and you may lose all or part of your investment

[The rights are non-transferable, and there is no market for the rights.

Other than in very limited circumstances, you may not sell, give away or otherwise transfer your rights. Because the rights are non-transferable, there is no market or other means for you to directly realize any value associated with the rights. You must exercise the rights and acquire additional shares of our common stock to realize any value.]

Your economic and voting interest in us, as well as your proportionate interest in our net asset value, may be diluted as a result of this rights offering.

Stockholders who do not fully exercise their rights should expect that they will, at the completion of the offer, own a smaller proportional interest in us, including with respect to voting rights, than would otherwise be the case if they fully exercised their rights. We cannot state precisely the amount of any such dilution in share ownership because we do not know at this time what proportion of the shares will be purchased as a result of the offer.

In addition, if the subscription price is less than our net asset value per share, then our stockholders would experience an immediate dilution of the aggregate net asset value of their shares as a result of the offer. The amount of any decrease in net asset value is not predictable because it is not known at this time what the subscription price and net asset value per share will be on the expiration date of the rights offering or what proportion of the shares will be purchased as a result of the offer. Such dilution could be substantial.

This offering will also cause dilution in the dividends per share we are able to distribute subsequent to completion of the offering. In addition, our reported earnings per share will be retroactively adjusted to reflect the dilutive effects of this offering. See “Dilution.”]

[Insert any additional relevant risk factors not included in the base prospectus.]

USE OF PROCEEDS

We estimate that net proceeds we will receive from this offering will be approximately $         million assuming all of the rights are exercised at the estimated subscription price and after deducting payments to the dealer manager of        % of the subscription price for each share issued pursuant to exercise of the rights and estimated offering expenses of approximately $       payable by us.

We intend to use the proceeds from the sale of our securities pursuant to this prospectus supplement to acquire investments in accordance with our investment objectives and strategies described in this prospectus supplement and the accompanying prospectus and for general working capital purposes. We currently anticipate that it will take to months after the completion of this offering of rights to invest substantially all of the net proceeds of this offering in our targeted investments, depending on the availability of appropriate investment opportunities consistent with our investment objectives and market conditions. We cannot assure you we will achieve our targeted investment pace, which may negatively impact our returns. During this period, we will invest in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less, which we expect will have returns substantially lower than the returns that we anticipate earning from investments in CLO securities and related investments. Investors should expect, therefore, that before we have fully invested the proceeds of the offering in accordance with our investment objectives and policies, assets invested in these instruments would earn interest income at a modest rate, which may not exceed our expenses during this period.

CAPITALIZATION

The following table sets forth our capitalization as of       , 20   :

•	on an actual basis; and

•	on a pro forma basis to give effect to sale of shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $ and our receipt of the estimated net proceeds from that sale.

	Actual	As Adjusted
(Dollars in Thousands Except Per Unit and Per Share Data)
Assets:
Cash and cash equivalents	$	$
Investments at fair value
Total assets	$	$
Liabilities:
Other liabilities	$	$
Total liabilities	$	$
Net Assets applicable to shares of common stock	$	$
Net Assets consist of:
Paid in capital	$	$
Accumulated net realized gain (loss) on investment
Net unrealized appreciation (depreciation) on investments
Distributions in excess of net investment income
Total net assets

DILUTION

As of           ,          , our net assets were $      million, or approximately $      per share. After giving effect to the sale of shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $ per share, and our receipt of the estimated net proceeds from that sale, our pro forma NAV would have been approximately $ million, or approximately $        per share, representing an immediate dilution of approximately $ per share to our existing stockholders.

The following table illustrates the dilutive effects of this offering on a per share basis, assuming all rights are exercised at the estimated subscription price of $          per share:

As of ,
	Actual	As Adjusted
Net asset value per common share	$	$

	Months Ended ,
	Actual		As Adjusted
Net increase in net assets resulting from net investment income per common share		$(1)		$(2)
Net decrease in net assets resulting from operations per common share		$(1)		$(2)
Distributions per common share	$			$(3)

(1)	Basic and diluted, weighted average number of shares outstanding is .
(2)	Assumes that on , , the beginning of the indicated period, (1) all rights were exercised at the estimated subscription price of $ per share and (2) shares of our common stock were issued upon exercise of such rights.
(3)	Assumes actual cash distributions divided by adjusted shares, including shares issued upon exercise of rights.

PRICE RANGE OF COMMON STOCK

Our common stock began trading on July 24, 2019 and is currently traded on the NYSE under the symbol “EIC.” The following table lists the high and low closing sale price for our common stock, the high and low closing sale price as a percentage of NAV and distributions declared per share each quarter since XXX.

			Closing Sales Price				Premium (Discount) of High Sales Price		Premium (Discount) of Low Sales Price		Distributions
Period	NAV(1)		High		Low		to NAV(2)		to NAV(2)		Declared(3)
Fiscal year ended December 31, 2019
First quarter		N/A		N/A		N/A	N/A		N/A		N/A
Second quarter		N/A		N/A		N/A	N/A		N/A		N/A
Third quarter	$	[•]	$	[•]	$	[•]	[•]	%	[•]	%	$ [0.2873]	(4)
Fourth quarter (through October [•], 2019)	$	[•]	$	[•]	$	[•]	[•]	%	[•]	%	$ [0.3978]	(5)

(1)	NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.
(2)	Calculated as of the respective high or low closing sales price divided by the quarter end NAV.
(3)	Represents the cash distributions (including dividends, dividends reinvested and returns of capital, if any) per share that we have declared on our common stock in the specified quarter. Per share amount of common stock distributions from return of capital is calculated as total common stock distributions declared to stockholders for the period less the daily weighted average of common stock distributions from net investment income and realized gains on investments for the period.
(4)	[Includes a return of capital of approximately $[•]. See also footnote 3 above.]
(5)	[Includes a return of capital of approximately $[•]. See also footnote 3 above.]

Shares of non-diversified closed-end management investment companies may trade at a market price that is less than the NAV that is attributable to those shares. The possibility that our shares of common stock will trade at a discount from NAV or at a premium that is unsustainable over the long term is separate and distinct from the risk that our NAV will decrease. It is not possible to predict whether our shares will trade at, above or below NAV in the future. Our NAV per share was $        as of        (the last date prior to the date of this prospectus supplement on which we determined NAV). The closing sale price for shares of our common stock on the NYSE on that date was $       , which represented a      % [premium/discount] to NAV per share.

On   , the last reported closing price of our common stock was $        per share. As of        we had      stockholders of record of our common stock (which does not reflect holders whose shares are held in street name by a broker, bank or other nominee).

THE OFFER

Purpose of the Offer

Our board of directors has determined that it would be in the best interests of us and our stockholders to increase the capital available for making additional investments, as well as to pay operating expenses, temporarily repay debt and generally enhance our liquidity. We believe that we must have sufficient liquidity available to remain a credible source of capital. The offering will increase the capital available for us to make additional investments. The current offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below market without incurring any commission or charge, while providing us access to such additional capital resources. In connection with the approval of this rights offering, our board of directors considered, among other things, the following factors:

•	the subscription price relative to the market price and to our net asset value per share, including the likelihood that the subscription price will be below our net asset value per share;

•	the increased capital to be available upon completion of the rights offering for us to make additional investments consistent with our investment objective;

•	the dilution to be experienced by non-exercising stockholders;

•	the dilutive effect the offering will have on the distributions per share we distribute subsequent to completion of the offering;

•	[the terms and expenses in connection with the offering relative to other alternatives for raising capital, including fees payable to the dealer manager;]

•	the size of the offering in relation to the number of shares outstanding;

•	[the fact that the rights will be listed on the NYSE during the subscription period;]

•	the market price of our common stock, both before and after the announcement of the rights offering;

•	the general condition of the securities markets; and

•	any impact on operating expenses associated with an increase in capital, including an increase in fees payable to the Adviser.

There can be no assurance of the amount of dilution that a stockholder will experience or that the rights offering will be successful.

The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of stockholders in the offer, with minimum dilution to non-participating stockholders.

[The transferable rights will allow non-participating stockholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

We cannot assure you that the current offering will be successful, or that by increasing the size of our available equity capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered. In addition, the management fee we pay to the Adviser is based in part upon our NAV attributable to our common stockholders, which will increase as a result of this offering].

[In determining that this offer was in our best interest and in the best interests of our stockholders, we have retained , the dealer manager for this offering, to provide us with financial advisory, marketing and soliciting services relating to this offer, including advice with respect to the structure, timing and terms of the offer. In this regard, our board of directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed and the experience of the dealer manager in conducting rights offerings.]

[Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our board of directors must determine that each subsequent rights offering is in the best interest of our stockholders. Any such future rights offering will be made in accordance with the 1940 Act.]

Terms of the Offer

We are issuing to record date stockholders [transferable/non-transferable] rights to subscribe for up to approximately shares. Each record date stockholder is being issued one [transferable/non-transferable] right for each whole share owned on the record date. The rights entitle each holder, or rights holder, to acquire at the subscription price one share for every rights held [, which we refer to as the “primary subscription right”]. Rights may be exercised at any time during the subscription period, which commences on , , the record date, and ends at 5:00 p.m., New York City time, on , , the expiration date, unless extended by us.

The rights are [transferable and will be listed for trading on the NYSE under the symbol “ ” during the course of the offer/non-transferable]. The shares of our common stock issued pursuant to an exercise of rights will be listed on the NYSE under the symbol “ECC”. The rights will be evidenced by subscription certificates which will be mailed to stockholders, except as discussed below under “—Foreign Stockholders.”

We will not issue fractional shares upon the exercise of rights; accordingly, rights may be exercised only in multiples of .

The rights are [transferable/non-transferable]. [Rights holders who are not record date stockholders may purchase shares as described above, which we refer to as the primary subscription, and may be entitled to subscribe for shares pursuant to the over-subscription privilege (as described below).]

[Shares for which there is no subscription during the primary subscription will be offered, by means of the over-subscription privilege, first to record date stockholders who fully exercise the rights issued to them pursuant to this offering (other than those rights that cannot be exercised because they represent in the aggregate the right to acquire less than one share) and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the exercise of their rights. In addition, any non-record date rights holder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro rata allocations. See “—Over-Subscription Privilege” below.]

For purposes of determining the number of shares a record date stockholder may acquire pursuant to the offer, broker-dealers, trust companies, banks or others whose shares are held of record by Cede & Co., or “Cede,” or by any other depository or nominee will be deemed to be the holders of the rights that are issued to Cede or the other depository or nominee on their behalf.

There is no minimum number of rights which must be exercised in order for the offer to close.

[Over-Subscription Privilege

Shares not subscribed for by rights holders, which we refer to as the “remaining shares,” will be offered, by means of the over-subscription privilege, first to record date stockholders who have fully exercised the rights issued to them and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the basic subscription. Rights holders should indicate on the subscription certificate that they submit with respect to the exercise of the rights issued to them how many additional shares they are willing to acquire pursuant to the over-subscription privilege. If there are sufficient remaining shares, all record date stockholders’ over-subscription requests will be honored in full. If record date stockholder requests for shares pursuant to the over-subscription privilege exceed the remaining shares available, the available remaining shares will be allocated pro-rata among record date stockholders who over-subscribe based on the number of shares held on the record date. The percentage of remaining shares each over-subscribing stockholder may acquire will be rounded down to result in delivery of whole shares. The allocation process may involve a series of allocations to assure that the total number of remaining shares available for over-subscriptions is distributed on a pro-rata basis. The formula to be used in allocating the remaining shares is as follows:

Stockholder’s Record Date Position Total Record Date Position of All Over-Subscribers	×	Remaining Shares

Any rights holder other than record date stockholders who exercises rights is entitled to subscribe for remaining shares that are not otherwise over-subscribed for by record date stockholders. These non-record date rights holders should indicate in the subscription certificate submitted with respect to the exercise of any rights how many shares they are willing to acquire pursuant to the over-subscription privilege. We cannot assure non-record date rights holders that they will receive shares pursuant to the over-subscription privilege.

If sufficient remaining shares are available after the over-subscription privileges for the record date stockholders have been allotted, then all over-subscriptions by non-record date rights holders will be honored in full. If the remaining shares are insufficient to permit such allocation, the remaining shares will be allocated pro-rata among the non-record date rights holders who wish to exercise their over-subscription privilege, based on the number of rights held by such rights holders on the expiration date. However, if this pro-rata allocation results in any holder being allocated a greater number of shares than the holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only such number of shares pursuant to the over-subscription privilege as such holder subscribed for. The formula to be used in allocating the shares available to non-record date rights holders exercising their over-subscription privilege is as follows:

Non-Record Date Rights Holder’s Rights

Ownership as of the Expiration Date

Total Rights Ownership as of the Expiration Date of Non-Record

Date Rights Holders Exercising Their Over-Subscription Privilege

×	Shares Available for Non-Record Date Rights Holders Exercising Their Over-Subscription Privilege

Banks, brokers, trustees and other nominee holders of rights will be required to certify to the subscription agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the primary subscription and the number of shares subscribed for pursuant to the over-subscription privilege by such beneficial owner and that such beneficial owner’s primary subscription was exercised in full. We will not offer or sell in connection with the offer any shares that are not subscribed for pursuant to the primary subscription or the over-subscription privilege.]

Subscription Price

The subscription price for the shares to be issued pursuant to the offer will be [describe means of computing subscription price]. [Since the expiration date will be , (unless we extend the subscription period), rights holders will not know the subscription price at the time of exercise and will be required initially to pay for both the shares subscribed for pursuant to the primary subscription right and, if eligible, any additional shares subscribed for pursuant to the over-subscription privilege at the estimated subscription price of $ per share.] See “—Payment for Shares” below. Rights holders who exercise their rights will have no right to rescind a purchase after receipt of their completed subscription certificates together with payment for shares by the subscription agent. We do not have the right to withdraw the rights or cancel this offer after the rights have been distributed.

Expiration of the Offer

The offer will expire at 5:00 p.m., New York City time, on , , the expiration date, unless extended by us. The rights will expire on the expiration date of the rights offering and may not be exercised thereafter.

Our board of directors may determine to extend the subscription period, and thereby postpone the expiration date, to the extent our board of directors determines that doing so is in the best interest of our stockholders. For example, our board of directors may elect to extend the subscription period in the event there is substantial instability or volatility in the trading price of our common stock or the rights on the NYSE at or near the expiration date, or if any event occurs which causes trading to cease or be suspended on the NYSE or the financial markets generally. The foregoing are not the only circumstances under which this offer may be extended, and our board of directors is free to extend the subscription period at its discretion, provided it determines that doing so is in the best interests of our stockholders.

Any extension of the offer will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

Information Agent

will act as the information agent in connection with the offering. The information agent will receive for its services a fee estimated to be approximately $ plus reimbursement of all out-of-pocket expenses related to the offering. can be contacted at the below address:

Subscription Agent

will act as the subscription agent in connection with this offer. The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $ , plus reimbursement for all out-of-pocket expenses related to the offer.

Completed subscription certificates must be sent together with full payment of the subscription price for all shares subscribed for in the primary subscription and the pursuant to over-subscription privilege to the subscription agent by one of the methods described below. Alternatively, an Eligible Guarantor Institution may send notices of guaranteed delivery by facsimile to which must be received by the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date of the rights offering. Facsimiles should be confirmed by telephone at . We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of the rights offering or by the close of business on the third business day after the expiration date of the rights offering following timely receipt of a notice of guaranteed delivery. See “—Payment for Shares” below. In this prospectus supplement, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Certificate Delivery Method	Address/Number
By Notice of Guaranteed Delivery:	Contact an Eligible Guarantor Institution, which may include a commercial bank or trust company, a member firm of a domestic stock exchange or a savings bank or credit union, to notify us of your intent to exercise the rights.

By First Class Mail Only (Not Overnight /Express Mail):

By Overnight Delivery:

Delivery to an address other than one of the addresses listed above will not constitute valid delivery.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus supplement or subscription certificates or notices of guaranteed delivery may be directed to the information agent at its telephone number and address listed below:

Stockholders may also contact their broker-dealers or nominees for information with respect to the offer.

Delivery to an address other than one of the addresses listed above will not constitute valid delivery.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus supplement or subscription certificates or notices of guaranteed delivery may be directed to the information agent at its telephone number and address listed below:

Stockholders may also contact their broker-dealers or nominees for information with respect to the offer.

[Sale of Rights

The Rights are Transferable

The rights will be listed for trading on the NYSE under the symbol “ ” subject to notice of issuance. We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist, although no assurance can be given that a market for the rights will develop. Trading in the rights on the NYSE is expected to be conducted beginning on or about , , and continuing until , (or if the offer is extended, until the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee or other nominees for more information about trading of the rights.

Sales Through Subscription Agent and Dealer Manager

Stockholders who do not wish to exercise any or all of their rights may instruct the subscription agent to sell any rights they do not intend to exercise themselves through or to the dealer manager. Subscription certificates representing the rights to be sold through or to the dealer manager must be received by the subscription agent on or before , (or if the offer is extended, on or before two business days prior to the extended expiration date). Upon the timely receipt by the subscription agent of appropriate instructions to sell rights, the subscription agent will ask the dealer manager either to purchase or to use its best efforts to complete the sale and the subscription agent will remit the proceeds of the sale to the selling stockholders. If the rights can be sold, sales of such rights will be deemed to have been effected at the weighted-average price received by the dealer manager on the day such rights are sold. The sale price of any rights sold to the dealer manager will be based upon the then current market price for the rights. The dealer manager will also attempt to sell all rights which remain unclaimed as a result of subscription certificates being returned by the postal authorities to the subscription agent as undeliverable as of the fourth business day prior to the expiration date of the rights offering. The subscription agent will hold the proceeds from those sales for the benefit of such non-claiming stockholders until such proceeds are either claimed or revert to the state pursuant to applicable state law. There can be no assurance that the dealer manager will purchase or be able to complete the sale of any such rights, and neither we nor the dealer manager has guaranteed any minimum sales price for the rights. If a stockholder does not utilize the services of the subscription agent and chooses to use another broker-dealer or other financial institution to sell rights, then the other broker-dealer or financial institution may charge a fee to sell the rights.

Other Transfers

The rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the rights evidenced by a single subscription certificate (but not fractional rights) may be transferred by delivering to the subscription agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing such transferred rights. In such event, a new subscription certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond to the name as written upon the face of the subscription certificate in every particular, without alteration or enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.

Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the rights offering for (1) the transfer instructions to be received and processed by the subscription agent, (2) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights, and to the transferor with respect to retained rights, if any, and (3) the rights evidenced by such new subscription certificate to be exercised or sold by the recipients thereof. Neither we nor the subscription agent nor the dealer manager shall have any liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise or sale prior to the expiration date (or if the offer is extended, on or before two business days prior to the extended expiration date) of the rights offering.

Except for the fees charged by the subscription agent [and dealer manager], which will be paid by us, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale or exercise of rights will be for the account of the transferor of the rights, and none of those commissions, fees or expenses will be paid by us, the subscription agent or the dealer manager.

We anticipate that the rights will be eligible for transfer through, and that the exercise of the primary subscription and the over-subscription privilege may be effected through, the facilities of the Depository Trust Company, or “DTC.” Holders of DTC exercised rights may exercise the over-subscription privilege in respect of such DTC exercised rights by properly completing and duly executing and delivering to the subscription agent, at or prior to 5:00 p.m., New York City time, on the day prior to the expiration date of the rights offering, a nominee holder over-subscription certificate or a substantially similar form satisfactory to the subscription agent, together with payment of the subscription price for the number of shares for which the over-subscription privilege is to be exercised.]

Methods for Exercising Rights

Rights are evidenced by subscription certificates that, except as described below under “—Foreign Stockholders,” will be mailed to record date stockholders or, if a record date stockholder’s shares are held by Cede or any other depository or nominee on their behalf, to Cede or such depository or nominee. Rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus supplement and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for the shares at the estimated subscription price by the expiration date of the rights offering. Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the expiration date. A fee may be charged for this service. Completed subscription certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under “—Payment for Shares”) at the offices of the subscription agent at the address set forth above. Fractional shares will not be issued upon the exercise of rights.

[Exercise of the Over-Subscription Privilege

Record date stockholders who fully exercise all rights issued to them and rights holders other than record date stockholders, may both participate in the over-subscription privilege by indicating on their subscription certificate the number of shares they are willing to acquire. If sufficient remaining shares are available after the primary subscription, all over-subscriptions will be honored in full; otherwise remaining shares will be allocated first to record date stockholders and then (if any remaining shares are still available) to non-record date rights holders, and the number of remaining shares issued to some or all rights holders participating in the over-subscription privilege may be reduced as described under “—Over-Subscription Privilege” above. ]

Record Date Stockholders Whose Shares Are Held By a Nominee

Record date stockholders whose shares are held by a nominee, such as a bank, broker-dealer or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the record date stockholder and arrange for proper payment by one of the methods set forth under “—Payment for Shares” below.

Nominees

Nominees, such as brokers, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “—Payment for Shares” below.

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of this rights offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Foreign Stockholders

Subscription certificates will not be mailed to foreign stockholders. Foreign stockholders will receive written notice of this offer. The subscription agent will hold the rights to which those subscription certificates relate for these stockholders’ accounts until instructions are received to exercise the rights, subject to applicable law. If no instructions have been received by the expiration date, such rights will expire.

Payment for Shares

Participating rights holders may choose between the following methods of payment:

(1)	A participating rights holder may send the subscription certificate together with payment for the shares acquired in the primary subscription and any additional shares subscribed for pursuant to the over-subscription privilege to the subscription agent based on the estimated subscription price of $ per share [( % of $ , the last reported sale price of a share on the NYSE on , )]. To be accepted, the payment, together with a properly completed and executed subscription certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above, at or prior to 5:00 p.m., New York City time, on the expiration date.

(2)	A participating rights holder may request a Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act to send a notice of guaranteed delivery by facsimile or otherwise guaranteeing delivery of (i) payment of the full subscription price for the shares subscribed for in the primary subscription and any additional shares subscribed for pursuant to the over-subscription privilege and (ii) a properly completed and duly executed subscription certificate. The subscription agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed subscription certificate and full payment for the shares is received by the subscription agent at or prior to 5:00 p.m., New York City time, on , (or, if the offer is extended, by the close of business on the third business day after the extended expiration date).

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the United States and payable to Eagle Point Credit Company Inc. The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.

The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

On a date within business days following the expiration date, the subscription agent will send to each participating rights holder (or, if rights are held by Cede or any other depository or nominee, to Cede or such other depository or nominee) a confirmation showing (1) the number of shares purchased pursuant to the primary subscription, (2) the number of shares, if any, acquired pursuant to the over-subscription privilege, (3) the per share and total purchase price for the shares, and (4) any additional amount payable to us by the participating rights holder or any excess to be refunded by us to the participating rights holder, in each case based on the subscription price as determined on the expiration date. Any additional payment required from a participating rights holder must be received by the subscription agent within ten business days after the confirmation date. Any excess payment to be refunded by us to a participating rights holder will be mailed by the subscription agent to the rights holder as promptly as practicable. No interest will be paid on any amounts refunded.

Whichever of the two methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment. If a participating rights holder who subscribes for shares pursuant to the primary subscription or over-subscription privilege does not make payment of any amounts due by the expiration date, the date guaranteed payments are due under a notice of guaranteed delivery or within ten business days of the confirmation date, as applicable, the subscription agent reserves the right to take any or all of the following actions: (1) reallocate the shares to other participating rights holders in accordance with the over-subscription privilege; (2) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the primary subscription and/or the over-subscription privilege; and/or (3) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us, whose determinations will be final and binding. We in our sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares by the subscription agent, except as provided below under “—Notice of Net Asset Value Decline.”

Notice of Net Asset Value Decline

We will suspend the offer until we amend this prospectus supplement if, subsequent to the effective date of this prospectus supplement, our net asset value declines more than 10% from our net asset value as of that date. Accordingly, the expiration date would be extended and we would notify record date stockholders of the decline and permit participating rights holders to cancel their exercise of rights.

Delivery of Stock Certificates

Participants in our dividend reinvestment plan will have any shares that they acquire pursuant to the offer credited to their stockholder dividend reinvestment accounts in the plan. Stockholders whose shares are held of record by Cede or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any shares that they acquire credited to the account of Cede or the other depository or nominee. With respect to all other stockholders, stock certificates for all shares acquired will be mailed after payment for all the shares subscribed for has cleared, which may take up to 15 days from the date of receipt of the payment.

Federal Income Tax Consequences of the Offer

For federal income tax purposes, neither the receipt nor the exercise of the rights by record date stockholders will result in taxable income to such stockholders, and no loss will be realized if the rights expire without exercise.

A record date stockholder’s basis in a right will be zero unless either (1) the fair market value of the right on the date of distribution is 15% or more of the fair market value of the shares with respect to which the right was distributed or (2) the record date stockholder elects, in his or her federal income tax return for the taxable year in which the right is received, to allocate part of the basis of the shares to the right. If either of clauses (1) or (2) is applicable, then if the right is exercised, the record date stockholder will allocate his or her basis in the shares with respect to which the right was distributed between the shares and the right in proportion to the fair market values of each on the date of distribution.

The holding period of a right received by a record date stockholder includes the holding period of the shares with regard to which the right is issued. If the right is exercised, the holding period of the shares acquired begins on the date the right is exercised.

[If a right is sold, a gain or loss will be realized by the rights holder in an amount equal to the difference between the basis of the right sold and the amount realized on its disposition.]

A record date stockholder’s basis for determining gain or loss upon the sale of a share acquired upon the exercise of a right will be equal to the sum of the record date stockholder’s basis in the right, if any, and the subscription price per share. A record date stockholder’s gain or loss recognized upon a sale of a share acquired upon the exercise of a right will be capital gain or loss (assuming the share was held as a capital asset at the time of sale) and will be long-term capital gain or loss if the share is held for more than one year.

The foregoing is a general summary of the material U.S. federal income tax consequences of the offer under the provisions of the Code and Treasury regulations in effect as of the date of the prospectus that are generally applicable to record date stockholders who are United States persons within the meaning of the Code, and does not address any foreign, state or local tax consequences. The Code and Treasury regulations are subject to change or differing interpretations by legislative or administrative action, which may be retroactive. Participating rights holders should consult their tax advisors regarding specific questions as to foreign, federal, state or local taxes.

ERISA Considerations

Stockholders who are employee benefit plans subject to the Employee Retirement Income Security Act of 1974, or ERISA (including corporate savings and 401(k) plans), Keogh or H.R. 10 plans of self-employed individuals and individual retirement accounts should be aware that additional contributions of cash to a retirement plan (other than rollover contributions or trustee-to-trustee transfers from other retirement plans) in order to exercise rights would be treated as contributions to the retirement plan and, when taken together with contributions previously made, may result in, among other things, excise taxes for excess or nondeductible contributions. In the case of retirement plans qualified under Section 401(a) of the Code and certain other retirement plans, additional cash contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. It may also be a reportable distribution and there may be other adverse tax and ERISA consequences if rights are sold or transferred by a retirement plan.

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code. If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor. ERISA contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.

[Distribution Arrangements

, which is a broker-dealer and member of the Financial Industry Regulatory Authority, will act as dealer manager for this offer. Under the terms and subject to the conditions contained in the dealer management agreement, the dealer manager will provide financial advisory and marketing services in connection with this offer and will solicit the exercise of rights and participation in the over-subscription privilege. This offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to % of the aggregate subscription price for shares issued pursuant to this offer. In addition, we have agreed to reimburse the dealer manager an aggregate amount up to $ for its expenses incurred in connection with this offer.

The dealer manager will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of rights, solicitation fees equal to % of the subscription price per share for each share issued pursuant to the exercise of rights as a result of their soliciting efforts, subject to a maximum fee based on the number of shares held by each broker-dealer through DTC on the record date. Fees will be paid by us to the broker-dealer designated on the applicable portion of the subscription certificates or, in the absence of such designation, to the dealer manager.

We have agreed to indemnify the dealer manager for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act. The dealer manager agreement also provides that the dealer manager will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of bad faith, willful misfeasance, or gross negligence of the dealer manager or reckless disregard by the dealer manager of its obligations and duties under the dealer manager agreement. We have also agreed not to directly or indirectly sell, offer to sell, enter into any agreement to sell, or otherwise dispose of, any of our equity or equity related securities or securities convertible into such securities, other than the rights, the shares and the common stock issued in connection with the reinvestment of dividends or distributions, for a period of days from the date hereof without the prior consent of the dealer manager.

The principal business address of the dealer manager is .

Prior to the expiration of this offer, the dealer manager may independently offer for sale shares, including shares acquired through purchasing and exercising the rights, at prices it sets. The dealer manager may realize profits or losses independent of any fees described in this prospectus supplement.

This offering is being conducted in compliance with Rule 5110 of the Conduct Rules of the Financial Industry Regulatory Authority.]

Additional Dealer Manager Compensation

The dealer manager and/or its affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us and our affiliates for which they have received or will receive customary compensation. [Describe any specific transactions and compensation related thereto required to be disclosed by applicable law or regulation.]

Certain Effects of this Offer

The Adviser will benefit from this offer because a portion of the investment advisory fee we pay to the Adviser is based on the NAV attributable to our common stock. See “The Adviser and The Administrator—Investment Advisory Agreement—Management Fee and Incentive Fee” in the accompanying prospectus. It is not possible to state precisely the amount of additional compensation the Adviser will receive as a result of this offer because it is not known how many shares will be subscribed for. However, assuming (1) all rights are exercised, (2) the estimated subscription price is $ per share, and (3) all of the proceeds from the offer are invested in additional portfolio companies, and after giving effect to dealer manager fees and other expenses related to this offer, the Adviser would receive additional annualized advisory fees of approximately $ . of our directors who voted to authorize this offer are interested persons of the Adviser. The other directors who approved this offer are not affiliated with the Adviser.

As a result of the terms of this offer, stockholders who do not fully exercise their rights will own, upon completion of this offer, a smaller proportional interest in us than they owned prior to the offer, including with respect to voting rights. [In addition, because the subscription price per share will likely be less than the net asset value per share, based on our current market price, the offer will likely result in an immediate dilution of net asset value per share for all of our stockholders. If the subscription price per share is substantially less than the current net asset value per share, such dilution could be substantial. Any such dilution will disproportionately affect non-exercising stockholders. If the subscription price is less than our net asset value per share, then all stockholders will experience a decrease in the net asset value per share held by them, irrespective of whether they exercise all or any portion of their rights. This offering will also cause dilution in the dividends per share we are able to distribute subsequent to completion of the offering. See “Dilution.”]

LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus supplement will be passed upon for us by Dechert LLP, Boston, MA. Dechert LLP also represents the Adviser. Certain matters in connection with the offering will be passed upon for the dealer manager by                      ..

CUSTODIAN AND TRANSFER AGENT

Our portfolio securities are held pursuant to a custodian agreement between us and        . The principal business address of       .

      serves as our transfer agent, registrar, dividend disbursement agent and stockholder servicing agent, as well as agent for our DRIP. The principal business address of       .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, an independent registered public accounting firm located at 345 Park Avenue, New York, NY 10154, has been appointed as our independent registered public accounting firm.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2 (file numbers 333-231921 and 811-23384), together with all amendments and related exhibits, under the Securities Act, with respect to the common stock offered by this prospectus. Our registration statement may be obtained from the SEC at www.sec.gov.

We will file with or submit to the SEC annual and semi-annual reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information is available free of charge by writing us at Eagle Point Income Company Inc., 600 Steamboat Road, Suite 202, Greenwich, CT 06830, Attention: Investor Relations, by telephone at (844) 810-6501, or on our website at www.eaglepointincome.com. Information on our website is not incorporated by reference into or a part of this prospectus.